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                                                                       Exhibit 5

                            (KENNEDY COVINGTON LOGO)


                                November 6, 2001

High Street Corporation
1310 Hendersonville Road
Asheville, North Carolina  28803

Ladies and Gentlemen:

         You have requested our opinion in connection with the registration under the Securities Act of 1933, as amended, of 262,731 shares of Common Stock of High Street Corporation, a North Carolina corporation (the "Company"), by the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the assumption by the Company of High Street Banking Company's Management Stock Option Plan and Non-Employee Stock Option Plan (collectively, the "Plans").

         We have made such investigations of law, examined original copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments, and received such statements from officers and representatives of the Company, as we have deemed necessary for purposes of this opinion.

         Based upon the foregoing, we are of the opinion that the 262,731 shares of Common Stock covered by the Registration Statement have been duly and validly authorized and, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,

                                 /s/ Kennedy Covington Lobdell & Hickman, L.L.P.

                                 KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.